Exhibit 10(k)3
ALLETE, INC.
Non-Employee Director Compensation
Effective January 1, 2020

Board Retainers (1) (2) Stock Cash	$93,000 $75,000
Committee Cash Retainers (1) (2) Audit Executive Compensation Corporate Governance & Nominating	$9,000 $7,500 $7,500
Chair Cash Retainers (1) (2) Audit Executive Compensation Corporate Governance & Nominating	$10,000 $7,500 $5,000

Lead Director (1) (2) (3) Board Stock Retainer Board Cash Retainer Lead Director Cash Retainer	$93,000 $75,000 $40,000

(1) Cash and stock retainers may be deferred under the Director Compensation Deferral Plan II.
(2) Cash retainers may be elected to be received in ALLETE stock.
(3) Lead Director is not eligible for other committee or chair retainers.